Investor Contact:

Exabyte Corporation
Annette Smith, Manager Marketing Communication
(303) 417-7695
annettes@exabyte.com

EXABYTE REPORTS SECOND QUARTER FINANCIAL RESULTS

Company Continues on Path Toward Profitability

Boulder, CO - July 15, 2002 - Exabyte Corporation (NASDAQ: EXBT) today reported financial results for the second quarter of 2002, reflecting improvement over the first quarter and continued progress toward profitability. Initial benefits of the Company's restructuring program contributed to higher gross margins and higher operating margins relative to the first quarter.

Customer orders in the second quarter were $42 million, on par with orders in the first quarter. Revenues were down slightly to $35.6 million versus $36.6 million in the previous quarter, primarily due to a greater backlog of unshipped orders. However, as a result of continued cost cutting and increased operational efficiencies, the net loss was $5.6 million, an improvement of 11.6 percent over the first quarter net loss of $6.3 million, excluding restructure charges (Exabyte reported a loss of $14.1 million for the first quarter including restructuring and special charges totaling $7.8 million). Excluding restructuring and special charges from the first quarter, gross margins increased from 22.2 percent in the first quarter to 23.7 percent this quarter due to lower warranty expenses from manufacturing and stronger margins on media products, and operating expenses dropped from $14.6 million to $13.3 million, or 8.6%.

"Our second quarter showed improvement in several ways. Because of the actions we took in the first quarter, our gross margins and expenses are now moving in the right direction," explained Tom Ward, President and CEO. "And, we succeeded in bringing Exabyte to a more solid financial position. In the third quarter, we will have access to our new asset based $25 million credit facility with Silicon Valley Bank, and we expect to close in August on the second tranche of the Series I preferred financing, bringing the total Series I funding to $8.4 million. Also, by the end of this month, we will begin to realize the benefits from an additional annual cost reduction of $7.3 million which the Company implemented on July 12, 2002."

At the beginning of the year, Exabyte announced a plan to reach profitability in the third quarter based on a projected combination of revenue growth and expense reductions. "We have done an excellent job of eliminating more than $22 million of costs from our annual budget, but revenue growth has been slower than expected due to continued softness in technology spending," Ward stated. "Therefore, we believe it is more realistic to expect profitability in the fourth quarter."

The VXA product line is receiving growing acceptance from OEM customers. Over the next several weeks Exabyte will announce two new OEM agreements; both will contribute to the Company's revenue growth by year's end. "These OEM wins are huge for Exabyte and prove that VXA is the right technology to take over the $1 billion DDS market," said Ward.

Exabyte will hold a conference call today at 10:00 AM EDT. Please join the call at 1-800-451-7724 in the U.S. and 1-785-830-1954 internationally, by entering the conference call ID, "EXABYTE." The call will also be webcast live at www.exabyte.com/company.

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™), the first 8mm native Fibre Channel tape drive; VXA®-1, the first packet format tape drive; and the 110L™ autoloader, one of the first tape automation units for LTO™ (Ultrium™). Exabyte markets VXA, 8mm and MammothTape™ drives and automation for MammothTape, VXA, and LTO (Ultrium). Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu Siemens Computers, Bull, Apple Computer, Tech Data, Digital Storage Inc., Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, economic conditions, market demand, equity and financing arrangements and other such risks as noted in the company's 2002 Form 10-Q for the quarter ending March 30, 2002. Please refer to the company's Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks.

Exabyte is a registered trademark, and M2, MammothTape and Eliant are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. All other trademarks are the property of their respective owners.

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EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	December 29,	March 30,	June 29,
	2001	2002	2002
Current assets:
Cash and investments	$2,738	$2,177	$1,400
Accounts receivable, net	26,428	28,765	32,219
Inventories	29,305	22,220	22,066
Other current assets	1,677	1,198	1,103
Total current assets	60,148	54,360	56,788

Property and equipment, net.......................	12,125	9,061	8,111
Goodwill....................................................	10,149	10,149	10,149
Other assets.................................................	808	743	780
	$83,230	$74,313	$75,828

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$16,781	$17,983	$25,587
Accruals and other liabilities	19,810	23,726	21,679
Line of credit	12,291	13,494	12,130
Total current liabilities	48,882	55,203	59,396

Long-term liabilities	9,594	8,404	7,035

Mandatorily redeemable preferred stock and
stockholders' equity	24,754	10,706	9,397
	$83,230	$74,313	$75,828

EXABYTE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended

	June 30,	March 30,	June 29,	June 30,	June 29,
	2001	2002	2002	2001	2002

Net sales	$39,412	$36,605	$35,649	$88,464	$72,254
Cost of sales	31,163	35,896	27,196	76,721	63,092
Gross profit	8,249	709	8,453	11,743	9,162

Operating expenses:
Selling, general and administrative	9,513	8,796	7,070	20,846	15,867
Research and development	5,291	7,368	6,273	14,192	13,641
Total operating expenses	14,804	16,164	13,343	35,038	29,508

Loss from operations	(6,555)	(15,455)	(4,890)	(23,295)	(20,346)
Other income (expense), net	1,337	990	(818)	877	172
Loss before income taxes	(5,218)	(14,465)	(5,708)	(22,418)	(20,174)

(Provision for) benefit from income taxes	(41)	342	104	(48)	447
Equity in loss of investee	--	-	-	(343)	-
Net loss	($5,259)	($14,123)	($5,604)	($22,809)	($19,727)

Basic and diluted net loss per share	($0.23)	($0.43)	($0.17)	($1.00)	($0.60)

Common shares used in the calculation of
basic and diluted net loss per share	22,788	32,895	32,927	22,783	32,911